Exhibit 10.28

Execution Version

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of November 2, 2020 by and among (i) Callon Petroleum Company, a Delaware corporation (the “Company”), (ii) the holders named in Schedule I hereto as of the date hereof (the “Initial Holders”) of (A) the Company’s 6.250% Senior Notes Due 2023 (the “2023 Notes”), which were issued pursuant to an indenture (the “2023 Notes Indenture”), dated as of April 28, 2015, between the Company (as successor in interest to Carrizo Oil and Gas, Inc., a Texas corporation (“Carrizo”)), the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee (“Wells Fargo”), (B) the Company’s 6.125% Senior Notes Due 2024 (the “2024 Notes”), which were issued pursuant to an indenture (the “2024 Notes Indenture”), dated as of October 3, 2016, between the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (“US Bank”), (C) the Company’s 8.250% Senior Notes Due 2025 (the “2025 Notes”), which were issued pursuant to an indenture (the “2025 Notes Indenture”), dated as of July 14, 2017, between the Company (as successor-in-interest to Carrizo), the subsidiary guarantors named therein and Wells Fargo, as trustee, and (D) the Company’s 6.375% Senior Notes Due 2026 (the “2026 Notes,” and together with the 2023 Notes, 2024 Notes and 2025 Notes, the “Senior Unsecured Notes”), which were issued pursuant to an indenture (the “2026 Notes Indenture”), dated as of June 7, 2018, between the Company, the subsidiary guarantors named therein and US Bank, as trustee, and (iii) each Additional Holder (as defined herein) (such holders, together with the Initial Holders, the “Holders”).
RECITALS
WHEREAS, the Company previously issued 9.00% Second Lien Senior Secured Notes Due 2025 (the “Second Lien Notes”) pursuant to an indenture, dated as of September 30, 2020, between the Company, the subsidiary guarantors named therein (the “Guarantors”) and US Bank as trustee and collateral agent (the “Original Indenture”), and in connection therewith, executed and delivered the related Security Documents (as defined in the Original Indenture);
WHEREAS, the Company and the Holders have reached an agreement for (i) (A) the exchange of certain 2023 Notes held by the Holders (or certain funds and/or accounts for which a Holder acts as investment advisor) (such funds and/or accounts, the “Related Funds” and such notes, the “2023 Exchanged Notes”) for new Second Lien Notes, (B) the exchange of certain 2024 Notes held by the Holders or their Related Funds (the “2024 Exchanged Notes”) for new Second Lien Notes, (C) the exchange of 2025 Notes held by the Holders or their Related Funds (the “2025 Exchanged Notes”) for new Second Lien Notes, and (D) the exchange of 2026 Notes held by the Holders or their Related Funds (the “2026 Exchanged Notes,” and, together with the 2023 Exchanged Notes, the 2024 Exchanged Notes and the 2025 Exchanged Notes, the “Exchanged Notes”) for new Second Lien Notes, each at the exchange ratios as set forth herein, and (ii) the issuance by the Company to such Holders of warrants (“Warrants”) exercisable for shares of common stock, par value $0.01, of the Company (the “Common Stock”);

WHEREAS, the new Second Lien Notes (the “New Notes”) to be issued to the Holders in the Exchange (as defined below) shall be issued pursuant to the Original Indenture; and
WHEREAS, in connection with the issuance of the Warrants, the Company and American Stock Transfer and Trust Company, LLC as the warrant agent (the “Warrant Agent”) are entering into a warrant agreement substantially in the form attached hereto as Exhibit A (the “Warrant Agreement”).
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Holders hereby agree as follows:
ARTICLE I.
EXCHANGE OF NOTES; ISSUANCE OF WARRANTS

Section1.1Exchange of Exchanged Notes for New Notes.
(a)Subject to the terms and conditions set forth in this Agreement, the Company agrees, and each Holder hereby agrees, on its behalf and on behalf of its Related Funds, that each Holder shall exchange (the “Exchange”) at the Closing (as defined below), (i) a principal amount of Exchanged Notes held by such Holder or its Related Funds as set forth opposite such Holder’s name on Schedule I hereto (as such schedule may be amended at Closing pursuant to Section 1.1(d)) for (ii) a principal amount of New Notes in an amount to be calculated based on the Exchange Ratios set forth in Section 1.1(b), plus an amount in cash (the “Accrued Interest”) equal to the accrued and unpaid interest on any such Exchanged Notes from the most recent payment date to the Closing minus the amount of accrued and unpaid interest on the New Notes that will be due for the period from September 30, 2020 to the Closing.
(b)The Exchange of principal amounts of each series of Exchanged Notes for New Notes at the Closing pursuant to this Agreement shall be based on the following exchange ratios (the “Exchange Ratios”):

Series of Exchanged Notes	Exchange Ratio
2023 Exchanged Notes…………………………...	$650 principal amount of New Notes per $1,000 principal amount of 2023 Exchanged Notes tendered
2024 Exchanged Notes…………………………...	$575 principal amount of New Notes per $1,000 principal amount of 2024 Exchanged Notes tendered
2025 Exchanged Notes…………………………...	$480 principal amount of New Notes per $1,000 principal amount of 2025 Exchanged Notes tendered
2026 Exchanged Notes…………………………...	$460 principal amount of New Notes per $1,000 principal amount of 2026 Exchanged Notes tendered
(c)Upon the surrender of the Exchanged Notes in exchange for the New Notes pursuant to this Agreement, payment by the Company of the Accrued Interest, and issuance of the Warrants pursuant to the Warrant Agreement, all then outstanding principal amount of such Exchanged Notes, shall be deemed satisfied and such Exchanged Notes shall be cancelled. Each Holder waives all rights to receive any future interest payments scheduled for its Exchanged Notes from and after the Closing. Following the Closing, the Exchanged Notes exchanged pursuant to this Agreement shall be delivered to the Company (or to its designee which may be Wells Fargo or US Bank, as applicable, for the benefit of the Company) for cancellation and cease to accrue interest. The principal amount of the New Notes to be issued pursuant to this Agreement shall be rounded to the nearest $1,000 (and rounded up in the case of no nearest amount).
(d)Until 11:59 p.m., New York City time, on the 5th business day after the public announcement of the transactions contemplated in this Agreement (or such other date as the Company and the Initial Holders may mutually agree upon in writing) (such date, the “Holder Group Close Date”), the Initial Holders or their affiliates may elect to Exchange at the Closing up to an additional $103,967,000 of principal amount of Senior Unsecured Notes for New Notes pursuant to this Agreement (which notes shall be considered “Exchanged Notes” for purposes of this Agreement) so long as (i) any such holder executes and delivers a joinder agreement reflecting such additional amount of Senior Unsecured Notes for Exchange, substantially in the form attached hereto as Exhibit B (such holder, an “Additional Holder”), (ii) such additional Exchanged Notes shall not exceed $45,000,000 in aggregate principal amount of the 2025 Notes and 2026 Notes, together, and (iii) such additional Exchanged Notes shall not have been acquired after the date of this Agreement unless acquired from an affiliate of an Initial Holder. In connection therewith, Schedule I hereto shall be amended at the Closing to include (i) any such Additional Holders and (ii) the principal amounts of Senior Unsecured Notes to be exchanged by such Additional Holders for New Notes pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, the maximum principal amount of Senior Unsecured Notes that may be exchanged under this Agreement shall be $390,000,000.
Section1.2Issuance of Warrants.

(a)Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall (i) execute and deliver the Warrant Agreement and (ii) issue and deliver to the Holders the Warrants by reflecting such ownership by book-entry with the Warrant Agent in an amount to be determined in accordance with this Section 1.2. Such Warrants shall be duly registered on the Warrant Agent’s register for registering the record ownership of the Warrants (the “Register”) in each Holder’s name to effect such delivery in an amount equal to 4.0651 Warrants for each $1,000 of principal amount of Exchanged Notes exchanged by such Holder under this Agreement (the “Initial Warrant Ratio”).
(b)Notwithstanding Section 1.2(a), if the aggregate principal amount of all Exchanged Notes at Closing is greater than $286,033,000, the Initial Warrant Ratio shall be increased proportionately up to a maximum of 4.0717 Warrants for each $1,000 principal amount of Exchanged Notes exchanged at Closing (the “Maximum First Step Warrant Ratio”). The amount of such proportional increase to the Initial Warrant Ratio shall be calculated based on the amount of additional aggregate principal amount of Exchanged Notes exchanged at Closing in excess of $286,033,000, but only up to a maximum of $305,276,000 of Exchanged Notes. Such proportional increase in the Warrant Ratio shall be calculated by multiplying (x) the number that is calculated by dividing the aggregate principal amount of Exchanged Notes in excess of $286,033,000 by $19,243,000 and (y) the number that is calculated by subtracting the Initial Warrant Ratio from the Maximum First Step Warrant Ratio. The Initial Warrant Ratio, after giving effect to any such proportional increase in accordance with this Section 1.2(b), shall be referred to herein as the “First Step Warrant Ratio.”
(c)Notwithstanding Section 1.2(b), if the aggregate principal amount of all Exchanged Notes at Closing is greater than $305,276,000, the First Step Warrant Ratio would equal the Maximum First Step Warrant Ratio and shall be increased proportionately up to a maximum of 4.6851 Warrants for each $1,000 principal amount of Exchanged Notes exchanged at Closing (the “Maximum Warrant Ratio”); provided, that in no event shall the Exchanged Notes that receive Warrants exceed $375,276,000, in no event shall the number of Warrants issued exceed 1,758,224 and the Warrants shall be distributed proportionately among the Holders set forth on Schedule I, as amended. The amount of such proportional increase to the First Step Warrant Ratio shall be calculated based on the amount of additional aggregate principal amount of Exchanged Notes exchanged at Closing in excess of $305,276,000, but only up to a maximum of $375,276,000 of Exchanged Notes. Such proportional increase in the First Step Warrant Ratio shall be calculated by multiplying (x) the number that is calculated by dividing the aggregate principal amount of Exchanged Notes in excess of $305,276,000 by $70,000,000 and (y) the number that is calculated by subtracting the First Step Warrant Ratio from the Maximum Warrant Ratio. The First Step Warrant Ratio, after giving effect to any such proportional increase in accordance with this Section 1.2(c), shall be referred to herein as the “Final Warrant Ratio.”
(d) At the Closing, the number of Warrants to be issued to each Holder shall give effect to the Final Warrant Ratio, subject to the proviso in the first sentence of Section 1.2(c).

ARTICLE II.
CLOSING DATE; DELIVERY
Section 2.1Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI hereof, the closing of the transactions described in Article I shall take place at the offices of Kirkland & Ellis LLP, 609 Main St., Houston, TX 77002 at 10:00 a.m., Houston time, on the date that is 5 business days after the Holder Group Close Date or at such other time and place as the Company and the Holders mutually agree upon in writing (which time and place are designated as the “Closing” and which day is referred to herein as the “Closing Date”).
Section 2.2Delivery for the Exchange. At the Closing, (a) the Company shall deliver to The Depository Trust Company (“DTC”), through its Deposit and Withdrawal at Custodian (“DWAC”) system, one or more global certificates representing the New Notes being issued in the Exchange, (b) each Holder shall effect through the DWAC system, in accordance with the applicable procedures of DTC and the terms of the 2023 Notes Indenture, the 2024 Notes Indenture, the 2025 Notes Indenture or the 2026 Notes Indenture, as applicable, the delivery to the Company (or to its designee which may be Wells Fargo or US Bank, as applicable, for the benefit of the Company), the Exchanged Notes held by such Holder as set forth opposite such Holder’s name on Schedule I (as such schedule may be amended at Closing pursuant to Section 1.1(d)) and such Exchanged Notes shall be cancelled and the amount outstanding under global certificates representing the 2023 Notes, 2024 Notes, 2025 Notes and 2026 Notes, as applicable, shall be decreased by the respective amounts of Exchanged Notes delivered, and (c) the Company will pay each Holder, in cash by wire transfer of immediately available funds to the bank account specified in writing by such Holder prior to the date of the Closing all the Accrued Interest on such Holder’s Notes. Notwithstanding the timing of completion of the delivery of Exchanged Notes and New Notes through the DWAC system, (i) all Exchanged Notes shall be deemed to have been delivered to the Company (or its designee) and cancelled as of the Closing Date and (ii) all New Notes shall be deemed to have been delivered to the Holders and interest shall begin to accrue as of the Closing Date.
Section 2.3No Transfer of Exchanged Notes Prior to the Closing. Each Holder agrees that until the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1, it shall not sell, assign, pledge, transfer or otherwise dispose of, nor permit the sale, assignment pledge, transfer or other disposition of any beneficial ownership interest in the Exchanged Notes it beneficially owns other than to exchange them pursuant to the Exchange or to transfer them to other Initial Holders or their affiliates so long as such affiliates are participating in the Exchange.
Section 2.4No Transfer of Exchanged Notes After the Closing; No Further Ownership Rights in the Exchanged Notes. Upon consummation of the Closing, all Exchanged Notes (or interests therein) exchanged pursuant to this Agreement shall cease to be transferable and there shall be no further registration of any transfer of any such Exchanged Notes or interests therein. From and after the Closing, the applicable Holders shall cease to have any rights with respect to such Exchanged Notes, including any payments of accrued and unpaid interest, except as otherwise provided for herein or by applicable law. Upon consummation of the Closing, the Exchanged Notes shall be deemed cancelled and no longer outstanding.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of the Holders that the statements contained in this Article III are true and correct as of the date hereof, except as may be disclosed in the Company’s reports (the “Company Reports”) filed with or furnished to the Securities and Exchange Commission (the “Commission”) and publicly available prior to the date of this Agreement (other than in the case of fraud or intentional misrepresentation or as set forth in any risk factor contained in the Company Reports):
Section 3.1Organization and Standing of the Company. The Company is a corporation duly organized or formed, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority (a) to own and operate its properties, and to enter into this Agreement and perform its obligations hereunder, (b) to execute and deliver this Agreement and the other New Transaction Documents (as defined below) to which it is a party and consummate the transactions contemplated hereby and thereby and (c) to issue and deliver the New Notes and Warrants. The Company is duly qualified to do business and is in good standing in all jurisdictions wherein such qualification is necessary, except where failure so to qualify would not have a material adverse effect on the business, properties, operations, condition (financial or otherwise), prospects or results of operations of the Company, taken as a whole (a “Material Adverse Effect”). The Organizational Documents of the Company and the Guarantors have been duly authorized, executed and delivered by the Company and the Guarantors, and, each Organizational Document of the Company and the Guarantors is a valid and legally binding agreement of the Company and the Guarantors, enforceable against such parties in accordance with its terms.
Section 3.2Exchange Agreement and Other Transaction Documents. This Agreement, the Original Indenture, the Warrant Agreement, the supplemental indenture contemplated by Section 5.12, and the other agreements, security documents and instruments contemplated hereby and thereby (collectively, the “Transaction Documents”) have been duly and validly authorized by the Company and the Guarantors (as applicable). When this Agreement, the Warrant Agreement and the other instruments contemplated hereby and thereby (other than the Original Indenture) (such subset of Transaction Documents, the “New Transaction Documents”) are executed and delivered by the Company and the Guarantors (as applicable), such agreements and instruments will be valid and binding obligations of the Company and the Guarantors (as applicable), enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally (“Enforceability Exceptions”), except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws. The obligations contained in the Original Indenture are valid and binding obligations of the Company and the Guarantors (as applicable), enforceable in accordance with their respective terms, subject to Enforceability Exceptions, except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws.
Section 3.3New Notes. The New Notes have been duly and validly authorized by the Company, and when the New Notes are executed by the Company and authenticated and delivered by US Bank pursuant to this Agreement and the Original Indenture, the New Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject as to Enforceability Exceptions. The note guarantee in Section 10 of the Original Indenture (the “Guarantee”) has been duly and validly authorized by the Guarantors and the provisions thereof are valid and binding obligations of the Guarantors, enforceable in accordance with its terms, subject to Enforceability Exceptions.
Section 3.4Warrants. The Warrants have been duly and validly authorized by the Company, and when the Warrant Agreement is executed by the Company and Warrant Agent, the Warrants will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject as to Enforceability Exceptions.
Section 3.5Non-Contravention. The execution and delivery by the Company and the Guarantors of this Agreement and the other New Transaction Documents and each other agreement and transaction contemplated hereby or thereby to which the Company, the Guarantors and the Holders are a party, do not and will not (i) result in any violation of any terms of the Organizational Documents of the Company or the Guarantors; (ii)  conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court or arbitrator or regulatory or government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof (a “Governmental Body”) having jurisdiction over the Company or any of its properties or assets, except, in the case of (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
Section 3.6Consents. No consent, approval, authorization, registration, qualification or order of, or filing with, any Governmental Body or any court is required for the execution, delivery, performance and consummation of the transactions contemplated by the Transaction Documents and the performance of the obligations thereunder, the issuance of the New Notes and the Warrants, and compliance by the Company with the terms thereof except for (i) as have been obtained and which are in full force and effect, (ii) as may be necessary to perfect security interests granted pursuant to the Security Documents, or (iii) such consents, approvals, authorizations, registrations or qualifications which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.7Capitalization. The authorized capital stock of the Company is (a) 52,500,000 shares of Common Stock and (b) 2,500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable. As of October 30, 2020, there were: (a) 39,752,672 shares of Common Stock outstanding and (b) no shares of Preferred Stock outstanding. As of October 30, 2020, the Company had (a) 971,085 shares of Common Stock reserved for issuance pursuant to outstanding restricted stock unit awards, (b) 440,607 shares of Common Stock reserved for issuance pursuant to outstanding performance stock unit awards, which includes the maximum number of shares issuable pursuant to such awards, (c) 1,969,328 shares of Common Stock authorized and available for issuance pursuant to future grants made under the Company’s equity incentive plan and (d) 7,752,991 shares of Common Stock reserved for future exercises of currently outstanding warrants. The Company has no shares of Common Stock reserved for issuance except for the shares of Common Stock referenced in the preceding sentence. The Company has good title to all outstanding capital stock or limited liability company interests of its subsidiaries, subject to Liens granted under the Company’s Credit Agreement, dated as of December 20, 2019, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”), the Security Documents and other liens permitted under the Credit Agreement, the Original Indenture, and all such capital stock or limited liability company interests are duly issued, fully paid and non-assessable, to the extent applicable. Except as disclosed in the Company Reports (as defined below), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as disclosed in the Company Reports, as of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
Section 3.8Private Placement. Assuming the accuracy of the representations and warranties of the Holders contained in Article IV, the issuance of the New Notes and the Warrants by the Company to the Holders in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by reason of Section 4(a)(2) thereof, and it is not necessary to qualify the Original Indenture under the Trust Indenture Act of 1939, as amended.
Section 3.9Collateral. As of the date hereof, subject to the post-closing delivery periods specified in Section 13.02 of the Original Indenture and the other limitations set forth in the Original Indenture, the Security Documents and the Mortgages (as defined in the Original Indenture) are effective to create in favor of the Collateral Agent, for the benefit of the holders of the Notes (as defined in the Original Indenture), including the Additional Holders, a legal, valid and enforceable security interest in the Collateral (as defined in the Original Indenture) and proceeds thereof, as applicable, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. As of the date hereof, subject to the post-closing delivery periods specified in Section 13.02 of the Original Indenture and the other limitations set forth in the Original Indenture, the Obligations (as defined in the Original Indenture) in respect of the Notes (including the New Notes) are secured by legal, valid, enforceable and perfected second priority (subject to the Intercreditor Agreement (as defined in the Original Indenture)) Liens (as defined in the Original Indenture) in favor of the Collateral Agent, covering and encumbering the Collateral granted pursuant to the Security Documents and the Mortgages, in each case to the extent perfection has occurred, as the case may be, by the recording of a mortgage, the filing of a UCC financing statement, or, in the case of deposit accounts and securities accounts, by obtaining of “control” or, with respect to equity interests represented by certificates, by possession (in each case, to the extent applicable in the applicable jurisdiction); provided that Permitted Liens (as defined in the Original Indenture) may exist. As of the date hereof, the Company has complied in all material respects with the requirements contained in Section 13.02 of the Original Indenture.
Section 3.10No Default. Neither the Company nor any of the Guarantors is in (i) violation of the Organizational Documents, (ii) violation of any statute, law, rule or regulation, or any judgment, order or decrees of any Governmental Body having jurisdiction over it, or (iii) breach or default (or an event which, with notice or lapse of time or both, would constitute such an event) in the performance of any term, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties is subject, which breach, default or violation, in the case of (ii) and (iii), individually or in the aggregate, has had, or would, if continued, reasonably be expected to have, a Material Adverse Effect.
Section 3.11Rule 144A. No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the New Notes or the Warrants are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
Section 3.12Tax. The New Notes are being issued pursuant to a “qualified reopening” as defined in U.S. Treasury Regulations Section 1.1275-2(k)(3).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

Each Holder hereby represents and warrants, severally and not jointly, to the Company, that the statements contained in this Article IV are true and correct as of the date hereof:
Section 4.1Organization and Standing of Holders. Each Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to enter into this Agreement and perform its obligations hereunder.

Section 4.2Exchange Agreement and Other Transaction Documents. This Agreement and the other Transaction Documents to which each Holder is a party has been duly and validly authorized by such Holder, and when executed and delivered by such Holder, will be a valid and binding obligation of such Holder enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and except that the enforceability of any indemnification or contribution provisions thereof may be limited under applicable securities laws or the public policies underlying such laws.
Section 4.3Non-Contravention. The execution and delivery by each Holder of this Agreement and the other Transaction Documents and each other agreement contemplated hereby or thereby to which such Holder is a party, do not and will not (i) result in any violation of any terms of the Organizational Documents of such Holder; (ii) conflict with or result in a breach by such Holder of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other material agreement or instrument to which such Holder is a party or by which such Holder or any of its properties or assets is bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any Governmental Body having jurisdiction over such Holder or any of its properties or assets, except, in the case of (ii) and (iii), as would not have a material adverse effect on the business, operations or financial condition of such Holder and its subsidiaries, taken as a whole.
Section 4.4Ownership. Each Holder is (i) the sole beneficial owner and/or the investment advisor, authorized representative or manager for the beneficial owners of the Exchanged Notes, the principal amount of which is set forth on its signature page attached hereto, having the power to vote and dispose of such Exchanged Notes on behalf of such beneficial owners and (ii) entitled (for its own account or for the account of certain funds and/or accounts for which it acts as investment advisor) to all of the rights and economic benefits of such Exchanged Notes. There are no outstanding agreements, arrangements or understandings under which such Holder, its nominee or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor may be obligated to transfer any of the Exchanged Notes, other than this Agreement. Each Holder has full power and authority to enter into this Agreement, make the representations and warranties set forth herein and transfer the Exchanged Notes in accordance with the terms hereof on behalf of the beneficial owners of the Exchanged Notes, the principal amount of which is set forth on its signature page hereto.
Section 4.5Transfers. Each Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant or otherwise transfer (except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer), in whole or in part, any portion of its right, title or interests in the Exchanged Notes it beneficially owns, subject to this Agreement, that is inconsistent with the representations and warranties made in Section 4.4 above or that would render such Holder (and the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor) otherwise unable to comply with its obligations under this Agreement.
Section 4.6Liens. The Exchanged Notes held by each Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be) are not subject to any lien, pledge, mortgage, security interest, charge, option or other encumbrance of adverse claim of any kind (a “Lien”), except for liens or encumbrances in favor of a broker dealer over property in an account with such dealer generally in which an encumbrance is released upon transfer. The execution and delivery of, and the performance by each Holder of its obligations under, this Agreement, will not result in the creation of any Lien upon the Exchanged Notes held by such Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be). Upon the consummation of the Exchange, the Company will acquire the Exchanged Notes to be exchanged by each Holder (or the beneficial owners of the Exchanged Notes for which such Holder acts as investment advisor, as the case may be) free and clear of any Lien.
Section 4.7No Illegal Transactions. Each of the Holders has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, disclosed to a third party any information regarding the Exchange or engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that such Holder became restricted from trading in the Company’s securities. Each of the Holders covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will disclose to a third party any information regarding the Exchange or engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed by the Company. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers. Solely for purposes of this Section 4.7, subject to each Holder’s compliance with its obligations under the U.S. federal securities laws and such Holder’s internal policies, (i) “Holder” shall not be deemed to include any employees, subsidiaries, desks, groups or affiliates of each Holder that are effectively walled off by appropriate “Fire Wall” information barriers approved by such Holder's respective legal or compliance department (and thus such walled off parties have not been privy to any information concerning the Exchange), and (ii) the foregoing representations and covenants of this Section 4.7 shall not apply to any transaction by or on behalf of an account, desk or group that was effected without the advice or participation of, or such account’s, desk’s or group’s receipt of information regarding the Exchange provided by such Holder.
Section 4.8Investment Experience. Each Holder has such knowledge and experience in financial and business affairs that such Holder is capable of evaluating the merits and risks of an investment in the New Notes and Warrants. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) is an “accredited investor,”

within the meaning of Rule 501 promulgated by the Commission under the Securities Act, and a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) will acquire the New Notes and the Warrants for its own account (or for the account of certain funds and/or accounts for which such Holder acts as investment advisor), for investment, and not with a view to or for sale in connection with any distribution thereof in violation of the registration provisions of the Securities Act or the rules and regulations promulgated thereunder. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that the New Notes and the Warrants are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and each Holder’s compliance (and the compliance of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) with, the representations, warranties, agreements, acknowledgments and understandings of such Holder (on its own behalf and on behalf of each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) to acquire the New Notes and the Warrants. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) acknowledges that no representations, express or implied, are being made with respect to the Company, the New Notes, the Warrants, or otherwise, other than those expressly set forth herein or in the Transaction Documents. In making its decision to invest in the New Notes and the Warrants hereunder, such Holder has relied upon independent investigations made by such Holder and, to the extent believed by such Holder to be appropriate, such Holder’s representatives, including such Holder’s own professional, tax and other advisors. Each Holder and its representatives have been given the opportunity to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the investment in the New Notes and the Warrants. Each Holder has reviewed, or has had the opportunity to review, all information it deems necessary and appropriate for such Holder to evaluate the financial risks inherent in an investment in the New Notes and Warrants and has had sufficient time to evaluate the Exchange and the transactions contemplated hereby. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) understands that its investment in the New Notes and Warrants involves a high degree of risk and that no Governmental Body has passed on or made any recommendation or endorsement of the New Notes and the Warrants.
Section 4.9Non-Public Information. Each Holder hereby acknowledges and understands that the Company possesses material non-public information (“MNPI”) regarding the Company and its affiliates not known to the Holders that may impact the value of the New Notes, and that the Company is not disclosing such MNPI to the Holders. Each Holder understands, based on its knowledge and experience in financial and business affairs, the disadvantage to which it is subject due to the disparity of information between the Company and the Holders. Notwithstanding such disparity, each Holder has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Each Holder agrees that neither the Company nor its affiliates, directors and officers shall have any liability to the

Holders and their respective affiliates in connection with the Company’s use or non-disclosure of such MNPI.
Section 4.10Restricted Securities. Each Holder has been advised by the Company that (i) the issuance of the New Notes and the Warrants has not been registered under the Securities Act and (ii) the issuance of the New Notes and the Warrants is intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) under the Securities Act. Each Holder is familiar with Rule 144 promulgated by the Commission under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Holder (and each beneficial owner of the Exchanged Notes for which such Holder acts as investment advisor) will only sell or otherwise transfer the New Notes or the Warrants in accordance with the Original Indenture, Warrant Agreement and securities laws, as applicable.
ARTICLE V.
CONDITIONS PRECEDENT TO HOLDER’S OBLIGATION

The obligation of each Holder to exchange the Exchanged Notes for the New Notes is subject to the fulfillment of the following conditions (any or all of which may be waived by such Holder in its sole discretion):
Section 5.1Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on the Closing Date.
Section 5.2Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.
Section 5.3Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to each Holder, and each Holder shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
Section 5.4No Actions. No action, suit or legal, administrative or arbitral proceeding or investigation (as “Action”) shall have been instituted (and be pending) by or before any Governmental Body to restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of this Agreement shall be in effect.
Section 5.5Governmental Approvals. The parties shall have received all approvals and actions of or by Governmental Bodies which are necessary to consummate the transactions contemplated by the Transaction Documents.

Section 5.6Issuance of New Notes. The New Notes shall have been issued to each Holder in accordance with Section 1.1 in its name and in the denomination set forth opposite its name on Schedule I hereto (as such schedule may be amended at Closing pursuant to Section 1.1(d)). The New Notes shall have been issued under the same CUSIP as the Second Lien Notes issued prior to the date hereof, and for U.S. Federal income tax purposes, shall have been determined to be fungible with such prior Second Lien Notes.
Section 5.7Warrant Agreement. The Warrant Agreement, substantially in the form attached hereto as Exhibit A, shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 5.8Issuance of the Warrants. The Warrants shall have been issued in accordance with Section 1.2.
Section 5.9NYSE SLAP. The Company has delivered to the Holders a fully executed “Supplemental Listing Application” approving the shares of Common Stock issuable upon exercise of the Warrants for listing by the NYSE, upon official notice of issuance of such shares of Common Stock.
Section 5.10Officer’s Certificate. The Holders shall have received a certificate, dated as of the Closing Date, of an officer of the Company, certifying that that the representations and warranties of the Company in this Agreement are true and correct in all respects and that the conditions specified in Section 5.1 and 5.2 have been fulfilled.
Section 5.11Register. The Warrants shall have been registered on the Register in accordance with Section 1.2.
Section 5.12Supplemental Indenture. A supplemental indenture, substantially in the form attached hereto as Exhibit C, shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 5.13Legal Opinion. The Company shall have delivered to the Holders an opinion of counsel from Kirkland & Ellis LLP, in form and substance reasonably satisfactory to the Holders, and covering such matters relating to this Agreement, the Note Documents and the transactions contemplated by this Agreement as the Holders shall reasonably request (including corporate opinions, authorization, execution and delivery opinions, an enforceability opinion and no conflicts opinions (including no conflicts under the Credit Agreement (as defined in the Original Indenture), the other Priority Lien Documents (as defined in the Original Indenture), the Existing Notes (as defined in the Original Indenture) and the indentures under which the Existing Notes were issued)).
Section 5.14Counsel Fees. The Company shall have paid or cause to be paid the fees of the Holders’ legal counsel, Orrick Herrington & Sutcliffe, LLP, in an amount equal to 0.40% of the principal amount of Exchanged Notes to be exchanged pursuant to this Agreement at Closing.

Section 5.15Lien Release. The Company shall have delivered to the Holders evidence that it has notified US Bank, as trustee and collateral agent under the Original Indenture, of the agreements contained in Section 7.5; provided, that a notice by email from the Company (or its counsel) to US Bank of the agreements contained in Section 7.5 shall be deemed to be satisfactory evidence for purposes of this Section 5.15.
Section 5.16Compliance with Collateral Agency Agreement and Intercreditor Agreement. The Company shall have provided evidence reasonably satisfactory to the Holders that (a) the Company shall have complied with the requirements of Section 3.8 of the Collateral Agency Agreement with respect to the New Notes and (b) the Company shall have complied with the requirements of Section 4.04(b) of the Intercreditor Agreement with respect to the New Notes.
ARTICLE VI.
CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION
The obligation of the Company to exchange the Exchanged Notes for the New Notes and issue the Warrants is subject to the fulfillment of the following conditions (any or all of which may be waived by the Company in its sole discretion):
Section 6.1Representations and Warranties. Each of the representations and warranties of each Holder set forth in this Agreement shall be true and correct in all material respects on the Closing Date.
Section 6.2Performance; No Default. Each Holder shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by each Holder prior to or at the Closing.
Section 6.3Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Company, and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
Section 6.4No Actions. No Action shall have been instituted (and be pending) by or before any Governmental Body to restrain or prohibit this Agreement or the consummation of the transactions contemplated by this Agreement. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of this Agreement shall be in effect.
Section 6.5Exchanged Notes Returned. Each Holder shall have instructed each of its custodians for those accounts holding the Exchanged Notes to recall any of its Exchanged Notes that such custodian may have loaned under any securities lending arrangement, and any such Exchanged Notes shall have been returned.

Section 6.6Holders; Minimum Exchange. Each of the Holders listed on Schedule I (as such schedule may be amended at Closing pursuant to Section 1.1(d)) shall have, through the DTC’s DWAC system, delivered or caused to be delivered such principal amount of Exchanged Notes set forth opposite such Holder’s name on Schedule I (as such schedule may be amended at Closing pursuant to Section 1.1(d)) to the Company (or its designee which may be Wells Fargo or US Bank for the benefit of the Company) in accordance with Section 1.1 and Section 2.2 hereof; provided, that, the total principal amount of Exchanged Notes to be exchanged at the Closing shall be not less than $286,033,000.
Section 6.7Warrant Agreement. The Warrant Agreement, substantially in the form attached hereto as Exhibit A, shall have been executed and delivered by the parties thereto and shall be in full force and effect.
Section 6.8DTC. The New Notes to be issued in the Exchange shall have been declared eligible for clearance and settlement through DTC.
ARTICLE VII.
CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

Scetion 7.1Registration Rights.
(a)Within 90 days from the date of the Original Indenture, the Company shall prepare and file a registration statement under the Securities Act to permit the public resale from time to time as permitted by Rule 415 of the Securities Act of all shares of Common Stock issuable upon exercise of the Warrants issued under this Agreement (such shares for purposes of this Section 7.1, the “Registrable Securities”) that are requested in writing to be included in such registration statement on the terms and conditions specified in this Section 7.1 (a “Shelf Registration Statement”). The Company shall contact each Holder by email that has indicated a desire to be included in the Shelf Registration Statement at least 5 business days prior to any filing of such registration statement to confirm such Holder still elects to be included in such registration statement. The Shelf Registration Statement filed with the SEC pursuant to this Section 7.1 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a prospectus in such form as to permit any Holder covered by such Shelf Registration Statement to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for such Shelf Registration Statement. The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective as soon as reasonably practicable thereafter and, upon reasonable request, inform Holders as to the status of the Shelf Registration Statement. Until each Holder transfers all of its Registrable Securities pursuant to such Shelf Registration Statement or by other available means, the Company shall use its reasonable best efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities.
(b)Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to the Holders, (i) delay the filing of the Shelf Registration Statement or (ii) suspend any Holder’s use of any prospectus that is a part of such Shelf Registration Statement (in which event such Holder shall discontinue sales of the Registrable Securities pursuant to such Shelf Registration Statement but may settle any previously made sales of Registrable Securities) if the Company (x) is pursuing an acquisition, merger, tender offer, reorganization, disposition or other similar transaction and the Board of Directors of the Company determines reasonably and in good faith that (A) the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in such Shelf Registration Statement or (B) such transaction renders the Company unable to comply with requirements of the Commission, in each case under circumstances that would make it impractical or inadvisable to cause the Shelf Registration Statement (or such filings) to become effective or to promptly amend or supplement the Shelf Registration Statement on a post effective basis, as applicable, or (y) has experienced some other material non-public event the disclosure of which at such time, in the reasonable and good faith judgment of the Board of Directors of the Company, would materially adversely affect the Company; provided, however, that in no event shall the Holders be suspended from selling Registrable Securities pursuant to such Shelf Registration Statement for a period that exceeds an aggregate of 60 days in any 180-day period or 105 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice, but in any event within one Business Day of such disclosure or termination, to the Holders whose Registrable Securities are included in the Shelf Registration Statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Section 7.1.
(c)The Company shall have no obligation to include Registrable Securities of a Holder in the Shelf Registration Statement who has failed to timely furnish after receipt of a written request from the Company such information that the Company determines, after consultation with its counsel, is reasonably required in order for the Shelf Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 7.2Legends. Each certificate issued at the Closing representing New Notes shall be endorsed with a legend in substantially the form as provided in the Original Indenture. The certificate issued at the Closing representing Warrants (and each book entry on the Register with respect to the ownership of such Warrants) shall be endorsed with a legend in substantially the form as provided in the Warrant Agreement.
Section 7.3Further Actions by Holder. Each Holder shall, at the written request of the Company, at any time and from time to time following the Closing execute and deliver to the Company all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out its obligations under this Agreement or the Transaction Documents.
Section 7.4Further Action by the Company. The Company shall, at the written request of any Holder, at any time and from time to time following the Closing execute and deliver to such Holder all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out its obligations under this Agreement or the Transaction Documents.
Section 7.5Liens. Notwithstanding anything to the contrary contained in the Collateral Agency Agreement (as defined in the Original Indenture) or the other Note Documents, the Company acknowledges and agrees that the consent of the holders representing at least two-thirds of the aggregate principal amount of the outstanding Notes (including the Additional Notes) (as such terms are defined in the Original Indenture) will be required to release the Liens, granted for the benefit of the holders of the Notes, on all or substantially all of the Collateral, and the Company agrees that it shall be estopped from claiming otherwise.
Section 7.6Publicity. Neither the Company nor any Holder shall issue or cause the publication of any press release or make any other public statement, filing or announcement with respect to this Agreement and the transactions contemplated hereby that names or identifies any party hereto without the prior approval of the Company (in the case of the Holders) or the Holders (in the case of the Company); provided, however, that any press release or other public announcement, regulatory filing, statement or comment made by the Company or any Holder without such approval shall not be in violation of this Section 7.6 if it is made in order for the disclosing party to comply with applicable laws or applicable stock exchange rules (including the New York Stock Exchange); and provided, further that in the event any press release or other public announcement, regulatory filing, statement or comment of the Company or any Holder identifies or names a party hereto and is made in order to comply with applicable laws or applicable stock exchange rules, such disclosing party shall, to the extent practicable and permitted under such laws or rules, provide reasonable advance notice of such disclosure to the other party or parties, as applicable.
Section 7.7Best Efforts. The Company and each of the Holders shall use their respective best efforts (subject to standards of commercial reasonableness) to consummate the transactions contemplated to be performed by it under this Agreement.
Section 7.8Tax Treatment. The Company and each of the Holders agree to treat the (i) New Notes as debt instruments issued pursuant to a “qualified reopening” described in U.S. Treasury Regulations Section 1.1275-2(k)(3), and (ii) New Notes and the Warrants as an “investment unit” described in Section 1273(c)(2) of the U.S. Internal Revenue Code of 1986, as amended, in each case, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable tax authority or a final judgment of a court of competent jurisdiction.

ARTICLE VIII.
TERMINATION

Section 8.1Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing by any party if the transactions contemplated by this Agreement are not consummated in accordance with their terms within 15 business days after the date hereof; provided, however, that a party hereto shall not have the right to terminate this Agreement if the failure to consummate the transactions contemplated by this Agreement shall be primarily attributable to such party’s failure to satisfy its obligations hereunder; provided, further, that the provisions of Article IX shall survive any such termination of this Agreement pursuant to this Section 8.1.
ARTICLE IX.
MISCELLANEOUS
Section 9.1[Reserved.]
Section 9.2Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior representations, understandings or agreements; provided, that the confidentiality agreement, dated as of October 17, 2020, by and among the parties hereto, shall remain in full force and effect pursuant to its terms and shall not be superseded by this Agreement, it being understood and agreed that the Company shall publicly announce the material terms of this Agreement within four business days after the date of this Agreement and/or in compliance with applicable law, at which point the Holders shall no longer be deemed to have any material non-public information relation to the Transactions. There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein.
Section 9.3 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision or the validity and enforceability of this Agreement in any other jurisdiction.
Section 9.4Governing Law; Jurisdiction. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules. All actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any Commercial Division of the New York State Supreme Court sitting in the City of New York, Borough of Manhattan. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in City of New York, Borough of Manhattan, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
Section 9.5Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.6Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of, or affect the interpretation of, this Agreement.
Section 9.7Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. A facsimile transmission of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.
Section 9.8Assignment; Binding Effect. Each Holder shall not convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Company, and the Company shall not convey, assign or otherwise transfer any of its rights and obligations under this Agreement without the express written consent of each Holder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.9Waiver; Remedies. No delay on the part of any Holder or the Company in exercising any right, power or privilege under this Agreement shall operate as a wavier thereof, nor shall any waiver on the part of any Holder or the Company of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 9.10Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 9.11Amendment. This Agreement may be modified or amended only by written agreement of each of the parties to this Agreement.
Section 9.12Notice. Any notice or communication by the Company, on the one hand, or the Holders, on the other hand, to the other is duly given if in writing (i) when delivered in person, (ii) when received when mailed by first class mail, postage prepaid, (iii) when received by overnight delivery by a nationally recognized courier service, or (iv) when receipt has been acknowledged when sent via email. In each case the notice or communication should be addressed as follows:
if to the Company:
Callon Petroleum Company
One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas
Attention:     Michol Ecklund, Senior Vice President, General Counsel
and Corporate Secretary
Email:         mecklund@callon.com
                legal@callon.com

with a copy to, which shall not constitute notice to the Company:
Kirkland & Ellis LLP
609 Main St
Houston, TX 77002
Attention:     Sean T. Wheeler
Michael W. Rigdon
Email:         sean.wheeler@kirkland.com
                michael.rigdon@kirkland.com

if to the Holders:
As set forth on each Holder’s signature page hereto.
Section 9.13Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in the states of New York or Texas; (c) “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date; (d) the term “Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents; (e) the term “person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Body, or any other entity of whatever nature; and (f) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act.
Section 9.14Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. a term has the meaning assigned to it; an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; “or” is not exclusive; words in the singular include the plural, and words in the plural include the singular; “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation;” all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Agreement unless otherwise indicated; and references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.
CALLON PETROLEUM COMPANY

By:
Name: Joseph C. Gatto
Title: President and
Chief Executive Officer

Signature Page to Exchange Agreement

                    NAME OF HOLDER:

    [Insert name of holder]

                    By:
                    Name:
                    Title:

Aggregate Principal Amount of 2023 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

                    ______________________________

Aggregate Principal Amount of 2024 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

                    ______________________________

Aggregate Principal Amount of 2025 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

                    ______________________________

Aggregate Principal Amount of 2026 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

                    ______________________________

                    Notice Information:

______________________________

______________________________

______________________________

Schedule I1

Holder	Principal Amount of 2023 Exchanged Notes	Principal Amount of 2024 Exchanged Notes	Principal Amount of 2025 Exchanged Notes	Principal Amount of 2026 Exchanged Notes	New Notes to Receive in Exchange
Initial Holders at Signing
1.ACE American Insurance Company-High Yield	$10,000.00	$497,000.00	$561,000.00	$417,000.00	$753,375.00
2.ACE Bermuda Insurance, Limited	$8,000.00	$388,000.00	$451,000.00	$264,000.00	$566,220.00
3.ACE Property & Casualty Insurance Company	$6,000.00	$78,000.00	$478,000.00	$541,000.00	$527,050.00
4.ACE Tempest Reinsurance Ltd.	$38,000.00	$930,000.00	$727,000.00	$585,000.00	$1,177,510.00
5.BlackRock High Yield Bond Portfolio of BlackRock Funds V	$15,656,000.00	$11,650,000.00	$15,782,000.00	$12,657,000.00	$30,272,730.00
6.California State Teachers’ Retirement System	$238,000.00	$406,000.00	$465,000.00	$279,000.00	$739,690.00
7.Federal Insurance Company	$8,000.00	$401,000.00	$428,000.00	$257,000.00	$559,435.00
8. Den Professionelle Forening Danske Invest Institutional High Yield Bond Portfolio	$305,000.00	$197,000.00	$152,000.00	$175,000.00	$464,985.00
9. Employees’ Retirement Fund of the City of Dallas	$156,000.00	$133,000.00	$180,000.00	$151,000.00	$333,735.00
10. Fideuram Asset Management (Ireland) Ltd.	$363,000.00	$570,000.00	$311,000.00	$143,000.00	$778,760.00
11. AIC Management Company LLC	$1,318,000.00	$1,010,000.00	$1,395,000.00	$1,405,000.00	$2,753,350.00
12. Metropolitan Life Insurance Company on behalf of its Separate Account No. 479	$191,000.00	$281,000.00	$254,000.00	$175,000.00	$488,145.00
13. Brighthouse Funds Trust I – BlackRock High Yield Portfolio	$307,000.00	$529,000.00	$647,000.00	$294,000.00	$949,525.00
14. United of Omaha Life Insurance Company	$264,000.00	$130,000.00	$0.00	$143,000.00	$312,130.00
1     This Schedule I shall be amended at Closing to include any Additional Holders.

15. PPL Services Corporation Master Trust	$94,000.00	$118,000.00	$206,000.00	$106,000.00	$276,590.00
16. Advanced Series Trust – AST BlackRock Global Strategies Portfolio	$284,000.00	$234,000.00	$217,000.00	$211,000.00	$520,370.00
17. Zurich American Insurance Company	$368,000.00	$261,000.00	$201,000.00	$261,000.00	$605,815.00
18. Lion Point Master, LP	$13,841,000.00	$48,543,000.00	$12,000,000.00	$31,539,000.00	$57,176,815.00
19. Third Point Offshore Master Fund L.P.	$19,754,000.00	$17,197,000.00	$8,157,000.00	$3,664,000.00	$28,329,175.00
20. Third Point Ultra Master Fund L.P.	$8,383,000.00	$7,208,000.00	$4,236,000.00	$1,901,000.00	$12,501,290.00
21. Third Point Partners L.P.	$943,000.00	$821,000.00	$399,000.00	$179,000.00	1,358,885.00
22. Third Point Partners Qualified L.P.	$6,961,000.00	$6,059,000.00	$3,019,000.00	$1,356,000.00	$10,081,455.00
23. Third Point Enhanced L.P.	$4,909,000.00	$4,201,000.00	$1,945,000.00	$872,000.00	$6,941,145.00
Total:	$74,405,000.00	$101,842,000.00	$52,211,000.00	$57,575,000.00	$158,468,180.00

Exhibit A
[Warrant Agreement]

Exhibit B
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT (the “Joinder Agreement”), dated as of [●], 2020 is entered into among Callon Petroleum Company (the “Company”) and the other party named on the signature page hereto (the “Additional Holder”), which may also be an Initial Holder.
WHEREAS, reference is made to that certain Exchange Agreement, dated as of November 2, 2020, by and among the Company and the Holders party thereto (the “Exchange Agreement”);
WHEREAS, capitalized terms used in this Joinder Agreement but not otherwise defined have the meanings assigned to such terms in the Exchange Agreement;
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the undersigned Additional Holder hereby agree as follows:
1.     Joinder. The undersigned Additional Holder hereby acknowledges that it has received and reviewed a copy of the Exchange Agreement, the other Transaction Documents and all other documents it deems fit to enter into this Joinder Agreement, and acknowledges and agrees to: (a) join and become a party to the Exchange Agreement as indicated by its signature below; (b) be bound by and agrees to all covenants, agreements, representations, warranties and acknowledgments attributed to such party as a “Holder” under the Exchange Agreement; and (iii) perform all obligations and duties required of it pursuant to the Exchange Agreement. The Company agrees that such Additional Holder’s Notes set forth on the signature pages hereto shall constitute Exchanged Notes for purposes of Section 1.1(d) of the Exchange Agreement.
2.    Representations and Warranties. The undersigned Additional Holder hereby represents and warrants that it has all the requisite power and authority to execute, deliver and perform its obligations under this Joinder Agreement, and when this Joinder Agreement is executed and delivered, it and the Exchange Agreement will constitute a valid and legally binding agreement enforceable against the undersigned in accordance with each of its terms, subject to Enforceability Exceptions.
3.     Counterparts. This Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.
4.    Governing Law. Sections 9.4 and 9.5 of the Exchange Agreement are incorporated herein by reference and made a part of this Joinder Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have caused this Joinder Agreement to be executed by their respective duly authorized officers, as of the date first above written.
CALLON PETROLEUM COMPANY

By:
Name:
Title

                    NAME OF ADDITIONAL HOLDER:

                    [Insert name of ADDITIONAL holder]

                    By:
                    Name:
                    Title:

Aggregate Principal Amount of 2023 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

Aggregate Principal Amount of 2024 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

Aggregate Principal Amount of 2025 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

Aggregate Principal Amount of 2026 Notes to be Exchanged (for its own account or for the account of funds and/or accounts for which it acts as investment advisor):

                    Notice Information:

Exhibit C
[Supplemental Indenture]